UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2008
HILLENBRAND, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana (State or Other Jurisdiction of Incorporation)	1-33794 (Commission File Number)	26-1342272 (IRS Employer Identification No.)

One Batesville Boulevard Batesville, Indiana (Address of Principal Executive Offices)	47006 (Zip Code)
Registrant’s telephone number, including area code: (812) 934-7500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Hillenbrand, Inc. (the “Company”) previously disclosed in its Registration Statement on Form 10 and in its Information Statement dated March 17, 2008 filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2008, that, immediately following the Company’s spin-off from Hill-Rom Holdings, Inc. (“Hill-Rom”), the Company expected to grant equity-based awards to Kenneth A. Camp, the Company’s President and Chief Executive Officer, in recognition of his increased responsibilities as chief executive officer of a stand-alone, publicly traded company. The Company disclosed that the awards would comprise stock options with a value of $1.3 million on the date of the grant and deferred stock shares (otherwise known as restricted stock units) with a value of $154,000 on the date of the grant, for a total value of the awards of $1,454,000. The number of stock options, exercise price of the stock options and number of deferred stock shares were to be determined at the time of the grant based on the market price of the Company’s common stock and, in the case of the stock options, the fair market value of the stock options on the date of the grant.
     Pursuant to the prior decision of the Hill-Rom Holdings Compensation Committee, on April 1, 2008, the Company issued to Mr. Camp options to purchase 483,529 shares of common stock and 7,316 deferred stock shares in line with the values stated above. It was subsequently determined that the award of stock options to Mr. Camp exceeded the maximum number of stock options that may be awarded to any one person in any fiscal year under the terms of the Company’s Stock Incentive Plan. As result, the Company and Mr. Camp have agreed to reallocate the equity-based awards granted to Mr. Camp effective April 29, 2008 by cancelling previously issued options with respect to 360,014 shares of common stock and awarding Mr. Camp 30,879 additional deferred stock shares. As a result of this reallocation, the total award to Mr. Camp consisted of options to purchase 123,515 shares of common stock and 38,195 deferred stock shares. The reallocation of the awards maintains the total value of the original awards of $1,454,000 as of the date of the original grant, with $650,000 of the total value in stock options and $854,000 of the total value in deferred stock shares.
     The stock options will vest in one-third increments on the first, second and third anniversaries of the date of grant. The deferred stock shares awarded on April 1, 2008 will vest 20%, 25%, 25% and 30%, respectively, on the day after the second, third, fourth and fifth anniversaries of the date of grant. The additional deferred stock shares awarded on April 29, 2008 will vest 25%, 25% and 50%, respectively, on the day after the second, third and fifth anniversaries of the date of grant.
     Additionally, on April 30, 2008 the Company awarded 900 deferred stock shares to each of its four non-employee directors who joined the Board of Directors effective March 31, 2008, James A Henderson, William J. Cernugel, Mark C. DeLuzio and Thomas H. Johnson. These awards represent one-half of the annual deferred stock share awards that our non-employee directors are entitled to receive under our compensation program for our non-employee directors and were granted in recognition of these directors’ service from March 31, 2008, the date of our spin-off from Hill-Rom, through September 30, 2008, the end of our fiscal year.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On May 5, 2008, the Company filed with the Secretary of State of the State of Indiana Articles of Correction (the “Articles of Correction”) of its previously filed Articles of Restatement and Amendment of the Articles of Incorporation of the Company (the “Articles of Amendment”). The Articles of Amendment were filed in connection with the Company’s spin-off from Hill-Rom to, among other things, cause the outstanding shares of common stock of the Company to be split effective March 31, 2008 into a number of shares equal to the number of shares of common stock of Hill-Rom outstanding at the close of business on March 24, 2008, the record date for the distribution by Hill-Rom to its shareholders of all of the outstanding shares of common stock of the Company in connection with the spin-off.
The number of shares into which the Company’s outstanding common stock were to be split as provided in the Articles of Amendment failed to give effect to the issuance of 8,252 shares of Hill-Rom common stock on March 24, 2008 as the result of the vesting of deferred stock shares. The Articles of Correction were filed to correct the number of shares into which the outstanding shares of the Company’s common stock were split effective March 31, 2008. As corrected by the Articles of Correction, each of the 100 shares of the Company’s common stock outstanding on March 31, 2008 was split into 622,628.11 shares of common stock effective March 31, 2008.

Item 9.01.	Financial Statements and Exhibits.
(d)   Exhibits.

Exhibit Number	Description
3.1	Articles of Correction of the Articles of Amendment and Restatement of the Articles of Incorporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILLENBRAND, INC.
DATE: May 5, 2008	BY:	/S/ Cynthia L. Lucchese
Cynthia L. Lucchese
Senior Vice President and Chief Financial Officer

DATE: May 5, 2008	BY:	/S/ Theodore S. Haddad, Jr.
Theodore S. Haddad, Jr.
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Correction of the Articles of Amendment and Restatement of the Articles of Incorporation

4